PRICING SUPPLEMENT NO. 2295AB Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-184193 Dated December 26, 2014 $13,874,300 Deutsche Bank AG Trigger Return Optimization Securities
Linked to the Market Vectors Oil Services ETF due December 29, 2017
Investment Description
The Trigger Return Optimization Securities (the “Securities”) are unsubordinated and unsecured obligations of Deutsche Bank AG, London Branch (the “Issuer”) with returns linked to the performance of the Market Vectors Oil Services ETF (the “Underlying”). If the Underlying Return is positive, for each $10.00 Face Amount of Securities, the Issuer will repay the Face Amount at maturity and pay a return on the Face Amount equal to 1.50 (the “Multiplier”) times the Underlying Return, up to the Maximum Gain of 51.20%. If the Underlying Return is zero or negative and the Final Price is greater than or equal to the Trigger Price, for each $10.00 Face Amount of Securities, the Issuer will repay the Face Amount per $10.00 Face Amount of Securities at maturity. However, if the Underlying Return is negative and the Final Price is less than the Trigger Price, the Issuer will pay you a cash payment at maturity that is less than the Face Amount per $10.00 Face Amount of Securities, resulting in a loss of 1.00% of the Face Amount for every 1.00% decline in the Final Price as compared to the Initial Price. Investing in the Securities involves significant risks. You may lose a significant portion or all of your initial investment. You will not receive dividends or other distributions paid on the Underlying or any component securities held by the Underlying. The contingent repayment of your initial investment applies only if you hold the Securities to maturity. Any payment on the Securities is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations, you might not receive any amounts owed to you under the Securities and you could lose your entire investment.
Features	Key Dates
❑ Enhanced Growth Potential: At maturity, the Securities enhance any positive Underlying Return up to the Maximum Gain. In this circumstance, for each $10.00 Face Amount of Securities, the Issuer will repay the Face Amount and pay a return on the Face Amount equal to the Multiplier times the Underlying Return, up to the Maximum Gain of 51.20%. If the Underlying Return is negative, investors may be fully exposed to any decline in the price of the Underlying at maturity.

❑ Contingent Downside Market Exposure: If the Underlying Return is zero or negative and the Final Price is greater than or equal to the Trigger Price, the Issuer will repay at maturity the Face Amount per $10.00 Face Amount of Securities. However, if the Underlying Return is negative and the Final Price is less than the Trigger Price, the Issuer will pay you a cash payment at maturity that is less than the Face Amount per $10.00 Face Amount of Securities, resulting in a loss of 1.00% of the Face Amount for every 1.00% decline in the Final Price as compared to the Initial Price. You may lose a significant portion or all of your initial investment. The contingent repayment of your initial investment applies only if you hold the Securities to maturity. Any payment on the Securities is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations, you might not receive any amounts owed to you under the Securities and you could lose your entire investment.
	Trade Date Settlement Date Final Valuation Date1 Maturity Date1	December 26, 2014 December 31, 2014 December 22, 2017 December 29, 2017
1 See page 4 for additional details

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT SECURITIES. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY YOUR INITIAL INVESTMENT IN THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING AN OBLIGATION OF DEUTSCHE BANK AG. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.
YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 5 OF THIS PRICING SUPPLEMENT AND UNDER “RISK FACTORS” BEGINNING ON PAGE 7 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE A SIGNIFICANT PORTION OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.
Security Offering
We are offering Trigger Return Optimization Securities linked to the performance of the Market Vectors Oil Services ETF. The return on the Securities is subject to and limited by the Maximum Gain. The Securities are our unsubordinated and unsecured obligations and are offered for a minimum investment of 100 Securities at the price to public described below.
Underlying	Initial Price	Maximum Gain	Multiplier	Trigger Price	CUSIP / ISIN
Market Vectors Oil Services ETF (Ticker: OIH)	$36.43	51.20%	1.50	$27.32, equal to 75.00% of the Initial Price	25156D779 / US25156D7791
See “Additional Terms Specific to the Securities” in this pricing supplement. The Securities will have the terms specified in product supplement AB dated September 28, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these Securities are a part and the prospectus dated September 28, 2012, as modified and supplemented by this pricing supplement.
The Issuer’s estimated value of the Securities on the Trade Date is $9.484 per $10.00 Face Amount of Securities, which is less than the Issue Price.  Please see “Issuer’s Estimated Value of the Securities” on the following page of this pricing supplement for additional information.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying product supplement AB, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense. The Securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
Offering of Securities	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Trigger Return Optimization Securities linked to the Market Vectors Oil Services ETF
Per Security	$10.00	$0.25	$9.75
Total	$13,874,300.00	$346,857.50	$13,527,442.50
(1)	For more information about discounts and commissions, please see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.
Deutsche Bank Securities Inc. (“DBSI”) is our affiliate. For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$13,874,300.00	$1,612.19

UBS Financial Services Inc.	Deutsche Bank Securities

Issuer’s Estimated Value of the Securities
The Issuer’s estimated value of the Securities is equal to the sum of our valuations of the following two components of the Securities: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the Securities is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of Securities, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the Securities.  The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the Securities, reduces the economic terms of the Securities to you and is expected to adversely affect the price at which you may be able to sell the Securities in any secondary market. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest and dividend rates and mid-market levels of price and volatility of the assets underlying the Securities or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the Securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the Securities.  The difference between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the Securities through one or more of our affiliates.  Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the Securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the Securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the Securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the Securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our Securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately eight months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

Additional Terms Specific to the Securities

You should read this pricing supplement, together with product supplement AB dated September 28, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these Securities are a part and the prospectus dated September 28, 2012. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Product supplement AB dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005088/crt_dp33004-424b2.pdf

♦	Prospectus supplement dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b21.pdf

♦	Prospectus dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this pricing supplement relates. Before you invest in the Securities offered hereby, you should read these documents and any other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001159508. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

The trustee has appointed Deutsche Bank Trust Company Americas as its authenticating agent with respect to our Series A global notes.

If the terms described in this pricing supplement are inconsistent with those described in the accompanying product supplement, prospectus supplement or prospectus, the terms described in this pricing supplement shall control.

References to “Deutsche Bank AG,” “we,” “our” and “us” refer to Deutsche Bank AG, including, as the context requires, acting through one of its branches. In this pricing supplement, “Securities” refers to the Trigger Return Optimization Securities that are offered hereby, unless the context otherwise requires. This pricing supplement, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” in this pricing supplement and “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.
Investor Suitability
The suitability considerations identified below are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” on page 5 of this pricing supplement and “Risk Factors” on page 7 of the accompanying product supplement.

The Securities may be suitable for you if, among other considerations:	The Securities may not be suitable for you if, among other considerations:

♦     You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire investment.
♦     You can tolerate the loss of a significant portion or all of your investment and are willing to make an investment that may have similar downside market risk as an investment in the shares of the Underlying or in the component securities held by the Underlying.
♦     You believe that the price of the Underlying will increase over the term of the Securities and are willing to give up any increase in excess of the Maximum Gain.
♦     You understand and accept that your potential return is limited by the Maximum Gain and you are willing to invest in the Securities based on the Maximum Gain set forth on the cover of this pricing supplement.
♦     You can tolerate fluctuations in the value of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Underlying.
♦     You do not seek current income from this investment and are willing to forgo any dividends or any other distributions paid on the Underlying or any component securities held by the Underlying.
♦     You seek an investment with exposure to companies in the oil services industry.
♦     You are willing and able to hold the Securities to the Maturity Date, as set forth on the cover of this pricing supplement, and accept that there may be little or no secondary market for the Securities.
♦     You are willing to assume the credit risk of Deutsche Bank AG for all payments under the Securities, and understand that if Deutsche Bank AG defaults on its obligations you might not receive any amounts due to you, including any repayment of the Face Amount.

♦     You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire investment.
♦     You require an investment designed to guarantee a full return of the Face Amount at maturity.
♦     You cannot tolerate the loss of any of your investment, or you are not willing to make an investment that may have similar downside market risk as an investment in the shares of the Underlying or in the component securities held by the Underlying.
♦     You believe that the price of the Underlying will decrease during the term of the Securities and the Closing Price is likely to be less than the Trigger Price on the Final Valuation Date, or you believe that the price of the Underlying will increase over the term of the Securities by more than the Maximum Gain.
♦     You seek an investment that participates in the full increase in the price of the Underlying or that has unlimited return potential.
♦     You are unwilling to invest in the Securities based on the Maximum Gain set forth on the cover of this pricing supplement.
♦     You cannot tolerate fluctuations in the value of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Underlying.
♦     You seek current income from this investment or prefer to receive any dividends or any other distributions paid on the Underlying or any component securities held by the Underlying.
♦     You do not seek an investment with exposure to companies in the oil services industry.
♦     You are unwilling or unable to hold the Securities to the Maturity Date, as set forth on the cover of this pricing supplement, or you seek an investment for which there will be an active secondary market.
♦     You are not willing to assume the credit risk of Deutsche Bank AG for all payments under the Securities, including any repayment of the Face Amount.

Final Terms
Issuer	Deutsche Bank AG, London Branch
Issue Price	100% of the Face Amount of Securities
Face Amount	$10.00. The Payment at Maturity will be based on the Face Amount.
Term	Approximately 3 years
Trade Date	December 26, 2014
Settlement Date	December 31, 2014
Final Valuation Date1	December 22, 2017
Maturity Date1	December 29, 2017
Underlying	Market Vectors Oil Services ETF (Ticker: OIH)
Trigger Price	$27.32, equal to 75.00% of the Initial Price
Multiplier	1.50
Maximum Gain	51.20%
Payment at Maturity (per $10.00 Face Amount of Securities)
If the Underlying Return is positive, Deutsche Bank AG will pay you at maturity a cash payment of $10.00 per $10.00 Face Amount of Securities plus a return on the Face Amount equal to the Underlying Return multiplied by 1.50, subject to the Maximum Gain, calculated as follows:

$10.00 + ($10.00 x the lesser of (i) Underlying Return x Multiplier and (ii) Maximum Gain)

If the Underlying Return is zero or negative and the Final Price is greater than or equal to the Trigger Price, Deutsche Bank AG will pay you at maturity a cash payment of $10.00 per $10.00 Face Amount of Securities.

If the Underlying Return is negative and the Final Price is less than the Trigger Price, Deutsche Bank AG will pay you at maturity a cash payment that is less than the Face Amount of $10.00 per $10.00 Face Amount of Securities, resulting in a loss on the Face Amount that is proportionate to the percentage decline in the price of the Underlying, calculated as follows:

$10.00 + ($10.00 x Underlying Return)

In this circumstance, for each $10.00 Face Amount of Securities, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Price is less than the Initial Price and you will lose a significant portion or all of your initial investment.

Underlying Return	Final Price – Initial Price Initial Price
Initial Price	$36.43, equal to the Closing Price of the Underlying on the Trade Date
Final Price	The Closing Price of the Underlying on the Final Valuation Date
Closing Price	On any trading day, the last reported sale price of one share of the Underlying on the relevant exchange multiplied by the then-current Share Adjustment Factor, as determined by the calculation agent.
Share Adjustment Factor	Initially 1.0, subject to adjustments for certain actions affecting the Underlying. See “Description of Securities — Anti-Dilution Adjustments for Funds” in the accompanying product supplement.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE A SIGNIFICANT PORTION OR ALL OF YOUR INITIAL INVESTMENT. ANY PAYMENT ON THE SECURITIES IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER. IF DEUTSCHE BANK AG WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MIGHT NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Investment Timeline

Trade Date:	The Initial Price is observed, the Maximum Gain is set and the Trigger Price is determined.

Maturity Date:
The Final Price is determined and the Underlying Return is calculated on the Final Valuation Date.

If the Underlying Return is positive, Deutsche Bank AG will pay you at maturity a cash payment of $10.00 per $10.00 Face Amount of Securities plus a return on the Face Amount equal to the Underlying Return multiplied by 1.50, subject to the Maximum Gain, calculated as follows:

$10.00 + ($10.00 x the lesser of (i) Underlying Return x Multiplier and (ii) Maximum Gain)

If the Underlying Return is zero or negative and the Final Price is greater than or equal to the Trigger Price, Deutsche Bank AG will pay you at maturity a cash payment of $10.00 per $10.00 Face Amount of Securities.

If the Underlying Return is negative and the Final Price is less than the Trigger Price, Deutsche Bank AG will pay you at maturity a cash payment that is less than the Face Amount of $10.00 per $10.00 Face Amount of Securities, resulting in a loss on the Face Amount that is proportionate to the percentage decline in the price of the Underlying, calculated as follows:

$10.00 + ($10.00 x Underlying Return)

In this circumstance, for each $10.00 Face Amount of Securities, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Price is less than the Initial Price and you will lose a significant portion or all of your initial investment.

1	Subject to postponement as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

Key Risks
An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Underlying or in any of the component securities held by the Underlying. Some of the risks that apply to an investment in the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

♦
Your Investment in the Securities May Result in a Loss of Your Initial Investment — The Securities differ from ordinary debt securities in that Deutsche Bank AG will not necessarily pay you your initial investment in the Securities at maturity. The return on the Securities at maturity is linked to the performance of the Underlying and will depend on whether, and the extent to which, the Underlying Return is positive, zero or negative and if the Underlying Return is negative, whether the Final Price is less than the Trigger Price. If the Final Price is less than the Trigger Price, you will be fully exposed to any negative Underlying Return and, for each $10.00 Face Amount of Securities, Deutsche Bank AG will pay you less than the Face Amount at maturity, resulting in a loss of 1.00% of the Face Amount for every 1.00% decline in the Final Price as compared to the Initial Price of the Underlying. In this circumstance, you will lose a significant portion or all of your initial investment at maturity.

♦
Contingent Repayment of Your Initial Investment Applies Only if You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the Closing Price of the Underlying at such time is greater than the Trigger Price. You can receive the full benefit of the Trigger Price only if you hold the Securities to maturity.

♦
The Multiplier Only Applies if You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the return you realize may not reflect the full economic effect of the Multiplier or the Securities themselves and may be less than the Multiplier times the Underlying’s return even if such return is positive and does not exceed the Maximum Gain. You can receive the full benefit of the Multiplier, subject to the Maximum Gain, only if you hold the Securities to maturity.

♦
Capped Appreciation Potential — If the Underlying Return is positive, you will receive at maturity only the Face Amount plus an amount equal to the lesser of (i) the Underlying Return times the Multiplier and (ii) the Maximum Gain. Your return on the Securities is subject to, and limited by, the Maximum Gain, regardless of any further increase in the price of the Underlying, which may be significant. As a result, the return on an investment in the Securities may be less than the return on a direct investment in shares of the Underlying or the component securities held by the Underlying.

♦	No Coupon Payments — Deutsche Bank AG will not pay any coupon payments with respect to the Securities.

♦
The Securities Are Subject to the Credit of Deutsche Bank AG — The Securities are unsubordinated and unsecured obligations of Deutsche Bank AG and are not, either directly or indirectly, an obligation of any third party. Any payment(s) to be made on the Securities, including any repayment of the Face Amount, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking the credit risk of Deutsche Bank AG will likely have an adverse effect on the value of the Securities. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the Securities, and in the event Deutsche Bank AG were to default on its obligations, you might not receive any amount(s) owed to you under the terms of the Securities and you could lose your entire investment.

♦
The Issuer’s Estimated Value of the Securities on the Trade Date Will Be Less Than the Issue Price of the Securities — The Issuer’s estimated value of the Securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the Securities.  The difference between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the Securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the Securities is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the Securities, reduces the economic terms of the Securities to you and is expected to adversely affect the price at which you may be able to sell the Securities in any secondary market. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.  If at any time a third party dealer were to quote a price to purchase your Securities or otherwise value your Securities, that price or value may differ materially from the estimated value of the Securities determined by reference to our internal funding rate and pricing models.  This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the Securities in the secondary market.

♦
Investing in the Securities Is Not the Same as Investing in the Underlying or the Component Securities Held by the Underlying — The return on the Securities may not reflect the return you would realize if you invested directly in the Underlying, the component securities held by the Underlying or a security linked directly to the uncapped performance of the Underlying or the component securities held by the Underlying. For instance, your return on the Securities is limited to the Maximum Gain regardless of any increase in the price of the Underlying, which could be significant.

♦
If the Price of the Underlying Changes, the Value of the Securities May Not Change in the Same Manner — The Securities may trade quite differently from the price of the Underlying. Changes in the price of the shares of the Underlying may not result in comparable changes in the value of the Securities.

♦
No Dividend Payments or Voting Rights — As a holder of the Securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the component securities held by the Underlying or holders of shares of the Underlying would have.

♦
Risks Associated With Investments in Securities With Concentration in the Oil Services Industry — The stocks comprising the Market Vectors US Listed Oil Services 25 Index and that are generally tracked by the Market Vectors Oil Services ETF are stocks of companies concentrated in the oil service industry. An investment in the Securities linked to the performance of the Market Vectors Oil Services ETF lacks diversification and does not have the benefit of other offsetting components which may increase when other components are decreasing. Accordingly, a decline in value of stock prices of companies in the oil service industry, and in particular the stocks comprising the Market Vectors US Listed Oil Services 25 Index, would adversely affect the performance of the Market Vectors Oil Services ETF and, consequently, the value of the Securities. The Market Vectors Oil Services ETF measures the performance of shares of oil service companies and not the price per barrel of oil specifically.

The stock prices of oil service companies are subject to wide fluctuations in response to a variety of factors, including the ability of the Organization of Petroleum Exporting Companies ("OPEC") to set and maintain production levels and pricing, the level of production in non-OPEC countries, the demand for oil and gas, which is negatively impacted by economic downturns, the policies of various governments regarding exploration and development of oil and gas reserves, advances in exploration and development technology and the political environment of oil-producing regions. Price volatility of the stocks comprising the Underlying may adversely affect the price of the Underlying and consequently the value of the Securities.

♦
There Are Risks Associated With Investments in Securities Linked to the Values of Equity Securities Issued by Non-U.S. Companies — Some of the component stocks held by the Underlying are issued by companies incorporated outside of the U.S. Because the component securities also trade outside the U.S., the Securities are subject to the risks associated with non-U.S. securities markets. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. securities markets differently than U.S. securities markets, which may adversely affect the price of the Underlying and the value of your Securities. Furthermore, there are risks associated with investments in securities linked to the values of equity securities issued by non-U.S. companies. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. In addition, the prices of equity securities issued by non-U.S. companies may be adversely affected by political, economic, financial and social factors that may be unique to the particular countries in which the non-U.S. companies are incorporated. These factors include the possibility of recent or future changes in a non-U.S. government’s economic and fiscal policies (including any direct or indirect intervention to stabilize the economy and/or securities market of the country of such non-U.S. government), the presence, and extent, of cross shareholdings in non-U.S. companies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

♦
Fluctuations in Exchange Rates May Affect Your Investment — Some of the component securities held by the Underlying are American depositary shares (“ADSs”) of non-U.S. companies. There are significant risks related to an Underlying that holds ADSs (as evidenced by American depositary receipts), which are quoted and traded in U.S. dollars, representing equity securities that are quoted and traded in a foreign currency. An ADS, which is quoted and traded in U.S. dollars, may trade differently from its underlying equity security. In recent years, the exchange rates between the U.S. dollar and some other currencies have been highly volatile, and this volatility may continue in the future. These risks generally depend on economic and political events over which we have no control. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur during the term of the Securities. Changes in the exchange rates between the U.S. dollar and the foreign currencies of the equity securities underlying the ADSs held by the Underlying may affect the market prices of the ADSs held by the Underlying, which may consequently affect the price of the shares of the Underyling and the value of the Securities.

♦
Fluctuation of NAV — The market prices of the shares of the Underlying may fluctuate in accordance with changes in its net asset value (the “NAV”) and supply and demand on the applicable stock exchanges. The NAV of the Underlying may fluctuate with changes in the market value of the Underlying’s securities holdings. Therefore, the market price of the Underlying may differ from its NAV per share and the shares of the Underlying may trade at, above or below its NAV per share.

♦
The Anti-Dilution Protection Is Limited — The calculation agent will make adjustments to the Share Adjustment Factor, which will initially be set at 1.0, for certain events affecting the shares of the Underlying. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the shares of the Underlying. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities may be materially and adversely affected. In addition, you should be aware that the calculation agent may, at its sole discretion, make adjustments to the Share Adjustment Factor or any other terms of the Securities that are in addition to, or that differ from, those described in the accompanying product supplement to reflect changes occurring in relation to the Underlying in circumstances where the calculation agent determines that it is appropriate to reflect those changes to ensure an equitable result. Any alterations to the specified anti-dilution adjustments described in the accompanying product supplement may be materially adverse to investors in the Securities. You should read “Description of Securities — Anti-Dilution Adjustments for Funds” in the accompanying product supplement in order to understand the adjustments that may be made to the Securities.

♦
Adjustments to the Underlying or to its Tracked Index Could Adversely Affect the Value of the Securities — Van Eck Associates Corporation (“Van Eck”) is the investment advisor to the Underlying, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the publicly traded securities in the Market Vectors US Listed Oil Services 25 Index (the “Tracked Index”). The stocks included in the Tracked Index are selected by Market Vectors Index Solutions GmbH. (“Market Vectors”). The Tracked Index is calculated and published by Market Vectors. Market Vectors can add, delete or substitute the stocks underlying the Tracked Index, which could change the value of the Tracked Index. Pursuant to its investment strategy or otherwise, Van Eck may add, delete or substitute the securities held by the Underlying. Any of these actions could cause or contribute to large movements in the prices of the component securities held by the Underlying, which could cause the Final Price to be less than the Trigger Price, in which case you will lose a significant portion or all of your initial investment.

♦
The Underlying and its Tracked Index Are Different — The performance of the Underlying may not exactly replicate the performance of the Tracked Index because the Underlying will reflect transaction costs and fees that are not included in the calculation of the Tracked Index. It is also possible that the Underlying may not fully replicate or may in certain circumstances diverge significantly from the performance of the Tracked Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the Underlying or due to other circumstances. Finally, because the shares of the Underlying are traded on the NYSE Arca and are subject to market supply and investor demand, the market value of one share of the Underlying may differ from the net asset value per share of the Underlying. For all of the foregoing reasons, the performance of the Underlying may not correlate with the performance of the Tracked Index.

♦
There Is No Affiliation Between the Underlying and Us, and We Have Not Participated in the Preparation of, or Verified, Any Disclosure by the Underlying — We are not affiliated with the Underlying or the issuers of the component securities held by the Underlying or underlying the Tracked Index (such stocks, “Underlying Stocks,” and the issuers of Underlying Stocks, “Underlying Stock Issuers”). However, we and our affiliates may currently or from time to time in the future engage in business with many of the Underlying Stock Issuers. In the course of this business, we or our affiliates may acquire non-public information about the Underlying Stock Issuers, and we will not disclose any such information to you. Nevertheless, neither we nor our affiliates have participated in the preparation of, or verified, any information about the Underlying Stocks or any of the Underlying Stock Issuers. You, as an investor in the Securities, should make your own investigation into the Underlying Stocks and the Underlying Stock Issuers. Neither the Underlying nor any of the Underlying Stock Issuers is involved in this offering of Securities in any way and none of them has any obligation of any sort with respect to your Securities. Neither the Underlying nor any of the Underlying Stock Issuers has any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Securities.

♦
The Underlying Has a Limited Trading History — The Market Vectors Oil Services ETF commenced trading on NYSE Arca on December 21, 2011 and therefore has limited historical performance. Past performance should not be considered indicative of future performance.

♦
Past Performance of the Underlying, its Tracked Index or the Component Securities Held by the Underlying Is No Guide to Future Performance — The actual performance of the Underlying, the Tracked Index or the component securities held by the Underlying over the term of the Securities may bear little relation to the historical closing prices of the Underlying or the component securities held by the Underlying or the historical closing levels of the Tracked Index, and may bear little relation to the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Underlying, the Tracked Index or the component securities held by the Underlying or whether the performance of the Underlying will result in the return of any of your investment.

♦
Assuming No Changes in Market Conditions and Other Relevant Factors, the Price You May Receive for Your Securities in Secondary Market Transactions Would Generally Be Lower Than Both the Issue Price and the Issuer’s Estimated Value of the Securities on the Trade Date — While the payment(s) on the Securities described in this pricing supplement is based on the full Face Amount of your Securities, the Issuer’s estimated value of the Securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the Securities. The Issuer’s estimated value of the Securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market at any time.  Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the Securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date.  Our purchase price, if any, in secondary market transactions would be based on the estimated value of the Securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the Securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our Securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately eight months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the Securities and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic and market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your Securities, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you.  The Securities are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Securities to maturity.

♦
The Securities Will Not Be Listed and There Will Likely Be Limited Liquidity — The Securities will not be listed on any securities exchange. There may be little or no secondary market for the Securities.  We or our affiliates intend to act as market makers for the Securities but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the Securities when you wish to do so or at a price advantageous to you. Because we do not expect other dealers to make a secondary market for the Securities, the price at which you may be able to sell your Securities is likely to depend on the price, if any, at which we or our affiliates are willing to buy the Securities. If, at any time, we or our affiliates do not act as market makers, it is likely that there would be little or no secondary market in the Securities.  If you have to sell your Securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss, even in cases where the price of the Underlying has increased since the Trade Date.

♦
Many Economic and Market Factors Will Affect the Value of the Securities — While we expect that, generally, the price of the Underlying will affect the value of the Securities more than any other single factor, the value of the Securities prior to maturity will also be affected by a number of other factors that may either offset or magnify each other, including:

♦	the expected volatility of the Underlying;

♦	the composition of the Underlying;

♦	the market prices and dividend rates of the component securities held by the Underlying;

♦	the occurrence of certain events affecting the Underlying that may or may not require an anti-dilution adjustment;

♦	the time remaining to the maturity of the Securities;

♦	interest rates and yields in the market generally;

♦	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the Underlying or the markets generally;

♦	supply and demand for the Securities; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Because the Securities will be outstanding until the Maturity Date, their value may decline significantly due to the factors described above even if the price of the Underlying remains unchanged from the Initial Price, and any sale prior to the Maturity Date could result in a substantial loss to you. You must hold the Securities to maturity to receive the stated payout from the Issuer.

♦
Potential Deutsche Bank AG Impact on Price — Trading or transactions by Deutsche Bank AG or its affiliates in the component securities held by the Underlying, the Underlying and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Underlying or the component securities held by the Underlying may adversely affect the market value of the component securities held by the Underlying and/or the share price of the Underlying, and therefore, the value of the Securities.

♦
Trading and Other Transactions by Us, UBS AG or Our or Its Affiliates in the Equity and Equity Derivative Markets May Impair the Value of the Securities — We or one of our affiliates expect to hedge our exposure from the Securities by entering into equity and equity derivative transactions, such as over-the-counter options, futures or exchange-traded instruments. We, UBS AG or our or its affiliates may also engage in trading in instruments linked or related to the Underlying on a regular basis as part of our or its general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may affect the Underlying and make it less likely that you will receive a positive return on your investment in the Securities. It is possible that we, UBS AG or our or its affiliates could receive substantial returns from these hedging and trading activities while the value of the Securities declines. We, UBS AG or our or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Underlying. Introducing competing products into the marketplace in this manner could adversely affect the value of the Securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the Securities.

♦
We, UBS AG or Our or Its Affiliates May Publish Research, Express Opinions or Provide Recommendations That Are Inconsistent with Investing in or Holding the Securities. Any Such Research, Opinions or Recommendations Could Adversely Affect the Price of the Underlying and the Value of the Securities — We, UBS AG or our or its affiliates may publish research from time to time on financial markets and other matters that could adversely affect the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by us, UBS AG or our or its affiliates may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Securities and the Underlying to which the Securities are linked.

♦
Potential Conflicts of Interest — Deutsche Bank AG and its affiliates may engage in business with the Underlying Stock Issuers, whose securities are held by the Underlying, which may present a conflict between the obligations of Deutsche Bank AG and you, as a holder of the Securities. We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent, hedging our obligations under the Securities and determining the Issuer’s estimated value of the Securities on the Trade Date and the price, if any, at which we or our affiliates would be willing to purchase the Securities from you in secondary market transactions. In performing these roles, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the Securities. The calculation agent will determine, among other things, all values, prices and levels required to be determined for the purposes of the Securities on any relevant date or time. The calculation agent also has some discretion about certain adjustments to the Share Adjustment Factor and will be responsible for determining whether a market disruption event has occurred. Any determination by the calculation agent could adversely affect the return on the Securities.

♦
The U.S. Federal Income Tax Consequences of an Investment in the Securities Are Uncertain — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Securities are uncertain, and the IRS or a court might not agree with the treatment of the Securities as prepaid financial contracts that are not debt. If the IRS were successful in asserting an alternative treatment for the Securities, the tax consequences of ownership and disposition of the Securities could be materially and adversely affected.

Even if the treatment of the Securities as prepaid financial contracts is respected, purchasing a Security could be treated as entering into a “constructive ownership transaction.” In that case, all or a portion of any long-term capital gain you would otherwise recognize on the maturity or disposition of the Security would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain,” and a notional interest charge would apply with respect to the deemed tax liability that would have been incurred if such income had accrued at a constant rate over the period you held the Security.

As described below under “What Are the Tax Consequences of an Investment in the Securities?”, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments, the potential application of the “constructive ownership” regime and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Scenario Analysis and Examples at Maturity
The following table and hypothetical examples below illustrate the Payment at Maturity per $10.00 Face Amount of Securities for a hypothetical range of performances for the Underlying from -100.00% to +100.00%, reflect the Multiplier of 1.50 and the Maximum Gain of 51.20% and assume an Initial Price of $40.00 and a Trigger Price of $30.00 (75.00% of the hypothetical Initial Price). The actual Initial Price and Trigger Price are set forth on the cover of this pricing supplement and in “Final Terms.” The hypothetical Payment at Maturity examples set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Securities. The actual Payment at Maturity will be determined based on the Final Price on the Final Valuation Date. You should consider carefully whether the Securities are suitable to your investment goals. The numbers appearing in the table and in the examples below may have been rounded for ease of analysis and it has been assumed that no event affecting the Underlying has occurred during the term of the Securities that would cause the calculation agent to adjust the Share Adjustment Factor.

Final Price	Underlying Return (%)	Payment at Maturity ($)	Return on Securities (%)
$80.00	100.00%	$15.12	51.20%
$74.00	85.00%	$15.12	51.20%
$68.00	70.00%	$15.12	51.20%
$64.00	60.00%	$15.12	51.20%
$60.00	50.00%	$15.12	51.20%
$56.00	40.00%	$15.12	51.20%
$53.65	34.13%	$15.12	51.20%
$52.00	30.00%	$14.50	45.00%
$48.00	20.00%	$13.00	30.00%
$44.00	10.00%	$11.50	15.00%
$42.00	5.00%	$10.75	7.50%
$40.00	0.00%	$10.00	0.00%
$38.00	-5.00%	$10.00	0.00%
$36.00	-10.00%	$10.00	0.00%
$32.00	-20.00%	$10.00	0.00%
$30.00	-25.00%	$10.00	0.00%
$28.00	-30.00%	$7.00	-30.00%
$24.00	-40.00%	$6.00	-40.00%
$20.00	-50.00%	$5.00	-50.00%
$10.00	-75.00%	$2.50	-75.00%
$0.00	-100.00%	$0.00	-100.00%

Example 1 — The Final Price of $44.00 is greater than the Initial Price of $40.00, resulting in an Underlying Return of 10.00%. Because the Underlying Return is positive and the product of the Multiplier and the Underlying Return of 10.00% is less than the Maximum Gain of 51.20%, Deutsche Bank AG will pay you a Payment at Maturity of $11.50 per $10.00 Face Amount of Securities (a return of 15.00% over the three year term of the Securities), calculated as follows:

$10.00 + ($10.00 x the lesser of (i) Underlying Return x Multiplier and (ii) Maximum Gain)
$10.00 + ($10.00 × (10.00% × 1.50)) = $10.00 + $1.50 = $11.50

Example 2 — The Final Price of $60.00 is greater than the Initial Price of $40.00, resulting in an Underlying Return of 50.00%. Because the Underlying Return is positive and the product of the Multiplier and the Underlying Return of 50.00% is greater than the Maximum Gain of 51.20%, Deutsche Bank AG will pay you a Payment at Maturity of $15.12 per $10.00 Face Amount of Securities (a return of 51.20% over the three year term of the Securities), calculated as follows:

$10.00 + ($10.00 x the lesser of (i) Underlying Return x Multiplier and (ii) Maximum Gain)
$10.00 + ($10.00 × 51.20%) = $10.00 + $5.12 = $15.12

Example 3 — The Final Price of $36.00 is less than the Initial Price of $40.00, resulting in an Underlying Return of -10.00%. Because the Underlying Return is negative and the Final Price is greater than the Trigger Price of $30.00, Deutsche Bank AG will pay you a Payment at Maturity of $10.00 per $10.00 Face Amount of Securities (a return of 0.00% over the three year term of the Securities).

Example 4 — The Final Price of $20.00 is less than the Initial Price of $40.00, resulting in an Underlying Return of -50.00%. Because the Underlying Return is negative and the Final Price is less than the Trigger Price of $30.00, Deutsche Bank AG will pay you a Payment at Maturity of $5.00 per $10.00 Face Amount of Securities (a return of -50.00% over the three year term of the Securities), calculated as follows:

$10.00 + ($10.00 x Underlying Return)
$10.00 + ($10.00 × -50.00%) = $5.00

If the Final Price is less than the Trigger Price on the Final Valuation Date, you will be fully exposed to the negative Underlying Return, and, for each $10.00 Face Amount of Securities, you will lose 1.00% of the Face Amount for every 1.00% decline in the Final Price as compared to the Initial Price. In this circumstance, you will lose a significant portion or all of your initial investment at maturity. Any payment on the Securities is subject to the creditworthiness of the Issuer and if the Issuer were to default on its payment obligations, you could lose your entire investment.

Market Vectors Oil Services ETF
We have derived all information contained in this pricing supplement regarding the Market Vectors Oil Services ETF including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, and we have not participated in the preparation of, or verified, such publicly available information. Such information reflects the policies of, and is subject to change by, Market Vectors ETF Trust and Van Eck Associates Corporation (“Van Eck”). The Market Vectors Oil Services ETF is an investment portfolio of the Market Vectors ETF Trust, a registered investment company. Van Eck is the investment adviser to the Market Vectors Oil Services ETF. The Market Vectors Oil Services ETF is an exchange traded fund that trades on NYSE Arca under the ticker symbol “OIH.”

The Market Vectors ETF Trust is a registered investment company that consists of numerous separate investment portfolios, including the Market Vectors Oil Services ETF. Information provided to or filed with the SEC by the Market Vectors Oil Services ETF pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to the SEC file numbers 333-123257 and 811-10325, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding the Market Vectors ETF Trust, Van Eck and the Market Vectors Oil Services ETF, please see the prospectus dated May 1, 2014. In addition, information about the Market Vectors ETF Trust, Van Eck and the Market Vectors Oil Services ETF may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the Van Eck website. Information contained in the Van Eck website is not incorporated by reference in, and should not be considered a part of this pricing supplement.

Investment Objective

The Market Vectors Oil Services ETF seeks to replicate as closely as possible, before fees and expenses, the price and yield performance of the publicly traded securities in the Market Vectors US Listed Oil Services 25 Index (the “Tracked Index”). The Tracked Index is a rules based index intended to track the overall performance of 25 of the largest U.S. listed, publicly traded oil services companies. The Tracked Index is comprised of common stocks and depositary receipts of U.S. exchange-listed companies in the oil services sector. These companies may include foreign companies that are listed on a U.S. exchange. Companies are considered to be in the oil services sector if they derive at least 50% of their revenues from oil services, which include oil equipment, oil services or oil drilling. Of the largest 50 stocks in the oil services sector by full market capitalization, the top 25 by free-float market capitalization (e.g., includes only shares that are readily available for trading in the market) and three month average daily trading volume are included in the Tracked Index.

Indexing Investment Approach

The Market Vectors Oil Services ETF, utilizes a “passive” or indexing investment approach and attempts to approximate the investment performance of the Tracked Index by investing in a portfolio of securities that generally replicate the Tracked Index. It is possible that the Market Vectors Oil Services ETF may not fully replicate the performance of the Tracked Index due to the temporary unavailability of certain securities in the secondary market or due to other extraordinary circumstances.

The Market Vectors US Listed Oil Services 25 Index

We have derived all information contained in this pricing supplement regarding the Tracked Index from publicly available information, and we have not participated in the preparation of, or verified, such publicly available information. Such information reflects the policies of, and is subject to change by, Market Vectors Index Solutions GmbH. The Tracked Index was developed by Market Vectors Index Solutions GmbH and is calculated, maintained and published by Market Vectors (“Market Vectors”), a wholly-owned subsidiary of Van Eck. Market Vectors has no obligation to continue to publish, and may discontinue the publication of, the Tracked Index. The Tracked Index is reported by Bloomberg under the ticker symbol “MVOIHTR.”

The Market Vectors US Listed Oil Services 25 Index is a sector index that tracks the performance of the largest and most liquid US-listed companies that generate at least 50% of their revenues from oil services. The index contains only companies that meet strict size and liquidity requirements and are engaged primarily in oil equipment, oil services or oil drilling. Of the largest 50 stocks in the oil services sector by full market capitalization, the top 25 by free-float market capitalization (e.g., includes only shares that are readily available for trading in the market) and three month average daily trading volume are included in the Tracked Index. Your return on the Securities is linked to the performance of the Underlying and not the direct performance of the Tracked Index.

Historical Information

The following table sets forth the quarterly high and low closing prices for one share of the Market Vectors Oil Services ETF, as reported by Bloomberg L.P. The closing price of one share of the Market Vectors Oil Services ETF on December 26, 2014 was $36.43.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
12/21/2011*	12/31/2011	$38.82	$37.71	$38.28
1/01/2012	3/31/2012	$44.69	$38.89	$40.62
4/01/2012	6/30/2012	$41.23	$33.06	$35.64
7/1/2012	9/30/2012	$43.36	$35.34	$40.20
10/1/2012	12/31/2012	$41.48	$36.61	$38.68
1/1/2013	3/31/2013	$44.86	$39.73	$42.94
4/1/2013	6/30/2013	$45.66	$39.68	$42.78
7/1/2013	9/30/2013	$48.33	$43.31	$47.08
10/1/2013	12/31/2013	$50.82	$46.82	$48.07
1/1/2014	3/31/2014	$50.33	$44.71	$50.33
4/1/2014	6/30/2014	$57.76	$49.04	$57.76
7/1/2014	9/30/2014	$57.68	$49.61	$49.61
10/1/2014	12/26/2014**	$48.20	$33.97	$36.43

*
Market Vectors Oil Services ETF commenced trading on December 21, 2011. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated for the fourth calendar quarter of 2011 are for the shortened period from December 21, 2011 through December 31, 2011.

**
As of the date of this pricing supplement, available information for the fourth calendar quarter of 2014 includes data for the period through December 26, 2014. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2014.

The graph below illustrates the performance of the Market Vectors Oil Services ETF from December 21, 2011 to December 26, 2014, based on information from Bloomberg L.P., and we have not participated in the preparation of, or verified, such information. The graph shows the Trigger Price of $27.32, equal to 75.00% of $36.43, which was the closing price on December 26, 2014.

The historical closing prices of the Market Vectors Oil Services ETF should not be taken as an indication of future performance and no assurance can be given as to the Final Price or any future Closing Price of the Underlying. We cannot give you assurance that the performance of the Underlying will result in a positive return on your initial investment and you could lose a significant portion or all of your initial investment at maturity.

What Are the Tax Consequences of an Investment in the Securities?
In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, the Securities should be treated for U.S. federal income tax purposes as prepaid financial contracts that are not debt. Generally, if this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your Securities (including at maturity) and (ii) subject to the potential application of the “constructive ownership” regime discussed below, the gain or loss on your Securities should be capital gain or loss and should be long-term capital gain or loss if you have held the Securities for more than one year. The IRS or a court might not agree with this treatment, however, in which case the timing and character of income or loss on your Securities could be materially and adversely affected.

Even if the treatment of the Securities as prepaid financial contracts is respected, purchasing a Security could be treated as entering into a “constructive ownership transaction” within the meaning of Section 1260 of the Internal Revenue Code (“Section 1260”). In that case, all or a portion of any long-term capital gain you would otherwise recognize upon the taxable disposition of the Security would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain” as defined in Section 1260. Any long-term capital gain recharacterized as ordinary income would be treated as accruing at a constant rate over the period you held the Security, and you would be subject to a notional interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. Due to the lack of direct legal authority, our special tax counsel is unable to opine as to whether or how Section 1260 applies to the Securities.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime discussed above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the Securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the Securities.

For a discussion of certain German tax considerations relating to the Securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments, the potential application of the “constructive ownership” regime and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest)

UBS Financial Services Inc. and its affiliates, and Deutsche Bank Securities Inc., acting as agents for Deutsche Bank AG, will receive or allow as a concession or reallowance to other dealers discounts and commissions of $0.25 per $10.00 Face Amount of Securities. We have agreed that UBS Financial Services Inc. may sell all or part of the Securities that it purchases from us to investors at the price to public indicated on the cover of this pricing supplement, or to its affiliates at the price to public indicated on the cover of this pricing supplement minus a concession not to exceed the discounts and commissions indicated on the cover. DBSI, one of the agents for this offering, is our affiliate. Because DBSI is both our affiliate and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the underwriting arrangement for this offering must comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, DBSI may not make sales in this offering of the Securities to any of its discretionary accounts without the prior written approval of the customer. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Issuer, when the Securities offered by this pricing supplement have been executed and issued by the Issuer and authenticated by the authenticating agent, acting on behalf of the trustee, pursuant to the senior indenture, and delivered against payment as contemplated herein, such Securities will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by German law, Davis Polk & Wardwell LLP has relied, without independent investigation, on the opinion of Group Legal Services of Deutsche Bank AG, dated as of September 28, 2012, filed as an exhibit to the letter of Davis Polk & Wardwell LLP, and this opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Group Legal Services of Deutsche Bank AG. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the senior indenture and the authentication of the Securities by the authenticating agent and the validity, binding nature and enforceability of the senior indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP dated September 28, 2012, which has been filed as an exhibit to the registration statement referred to above.